EXHIBIT 2

STOCKHOLDERS AGREEMENT

Dated as of April 15, 2008

By and Among

BOSTON SCIENTIFIC SCIMED, INC.,

PADRES ACQUISITION CORP.

and

THE STOCKHOLDERS OF CRYOCOR, INC. NAMED HEREIN

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT dated as of April 15, 2008 (this “Agreement”), among (i) Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), (ii) Padres Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and (iii) each of the parties identified on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), as stockholders of CryoCor, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), pursuant to which (i) Purchaser agrees to commence a cash tender offer (as such tender offer shall be conducted in accordance with the Merger Agreement, including any amendments thereto, or extensions of the expiration date thereof, made in accordance with the terms of the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), for $1.35 per share of Common Stock (such amount, or any greater amount per share of Common Stock paid pursuant to the Offer, and as such amount may be adjusted in accordance with the Merger Agreement, being the “Purchase Price”), and (ii) following consummation of the Offer, Purchaser shall merge with and into the Company (the “Merger”);

WHEREAS, each Stockholder is the record owner of the number of shares of Common Stock (together with any shares of Common Stock acquired by such Stockholder after the date hereof, such Stockholder’s “Shares”) and options to purchase Common Stock (together with any options to purchase Common Stock acquired by such Stockholder after the date hereof, the “Stock Options” and, together with the Shares, the “Securities”) set forth on Schedule A hereto opposite such Stockholder’s name;

WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including with respect to the Offer, Parent and Purchaser have required that the Stockholders agree to enter into this Agreement; and

WHEREAS, the Stockholders wish to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1

ARTICLE I

TENDER OF SHARES

SECTION 1.01. Tender of Shares. Each Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following the termination or expiration of the Offer in accordance with the Merger Agreement without Purchaser purchasing all Shares tendered (and not validly withdrawn) pursuant to the Offer in accordance with its terms), all such Stockholder’s Shares as set forth on Schedule A, together with any Shares subsequently acquired by such Stockholder after the date hereof and prior to the Acceptance Time. Such Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment the shares of Common Stock in the Offer, including any Shares tendered by the Stockholders, is subject to the terms and conditions of the Offer.

ARTICLE II

VOTING AGREEMENT

SECTION 2.01. Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof and until the earlier to occur of the Acceptance Time and the termination of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent or otherwise of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) such Stockholder’s Shares (i) in favor of the adoption of the Merger Agreement and the approval of the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that would be reasonably expected to result in any of the conditions to the Company’s obligations under the Merger Agreement or to the Offer not being fulfilled or that would reasonably be expected to impede, interfere, delay, or prevent the consummation of the Transactions. Any vote by such Stockholder that is not in accordance with this Section 2.01 shall be considered null and void, and the provisions of Section 2.02 shall be deemed to take immediate effect.

SECTION 2.02. Irrevocable Proxy. Each Stockholder hereby constitutes and appoints Parent and each of its officers, effective as of the time specified in the last sentence of Section 2.01 until the termination of this Agreement in accordance with Section 6.01 (at which point such constitution and appointment shall automatically be revoked) as such Stockholder’s attorney, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to the Stockholder’s Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified in Section 2.01 (but not on any other matters). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED

UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS OR HER SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder’s Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 2.01, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

SECTION 2.03. Conflicts. Without limiting the obligations of any Stockholder hereunder in such Stockholder’s capacity as a holder of Shares, in the case of any Stockholder who is an officer or director of the Company, no provision of this Agreement shall prevent or interfere with such Stockholder’s performance of his obligations, if any, solely in his capacity as an officer or director of the Company, including, without limitation, the fulfillment of his fiduciary duties and no performance of such obligations shall be deemed to constitute a breach of or a default under any provision of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants individually, solely with respect to such Stockholder and such Stockholder’s Shares, and not severally or jointly, to Parent and to Purchaser as follows:

SECTION 3.01. Organization, Authority and Qualification of the Stockholders. Such Stockholder has all legal capacity and right to enter into this Agreement, to carry out such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, including the tender of such Stockholder’s Shares pursuant to the Offer. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby, including the tender of such Stockholder’s Shares pursuant to the Offer, have been duly authorized by all requisite action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable and public policy principles.

SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) assuming satisfaction of the requirements set forth in Section 3.02(b) below, conflict with or violate any Law applicable to such Stockholder or the Shares held by such Stockholder or (ii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, trust or other instrument or obligation, except as would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, and state takeover laws, or (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies.

SECTION 3.03. Ownership of Securities. As of the date hereof, such Stockholder is the record owner of, and has good title to, the number of Securities set forth opposite such Stockholder’s name on Schedule A hereto. Except as set forth on Schedule A, such Securities are all the securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof and such Stockholder does not have any option or other right to acquire any other securities of the Company. Except as set forth on Schedule A, the Securities owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, on the matters specified in Section 2.01 with respect to the Shares owned by such Stockholder as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

As an inducement to each Stockholder to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:

SECTION 4.01. Organization and Authority of Parent and Purchaser. Parent and Purchaser are both corporations, duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by the Stockholders) this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

SECTION 4.02. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in Section 4.02(b) below, conflict with or violate any Law applicable to Parent or Purchaser or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise, trust or other instrument or obligation, except as would not adversely affect or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Parent or Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03. No Distribution. Purchaser is not acquiring the Stockholder’s Securities with a view to, or for offer or sale in connection with, any distribution thereof.

ARTICLE V

COVENANTS OF THE STOCKHOLDERS

SECTION 5.01. No Disposition or Encumbrance of Securities. Each Stockholder hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder’s Securities (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations hereunder. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a transfer of Securities by a Stockholder (a) if

Stockholder is an individual (1) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (2) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 5.02. No Solicitation of Transactions. Except to the limited extent that members of the Board of Directors of the Company are permitted to take certain actions under Section 7.05(c) of the Merger Agreement in such capacity and without limiting and subject to Section 2.03, each Stockholder agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, take any action that the Company would be prohibited from taking pursuant to Section 7.05(a) of the Merger Agreement, or assist, knowingly facilitate or cause the Company to take any action that the Company is prohibited from taking pursuant to such Section 7.05(a).

SECTION 5.03. Further Action; Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, Parent, Purchaser and each Stockholder shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this transactions contemplated by this Agreement.

SECTION 5.04. Disclosure. Each Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Securities and the nature of his or her commitments, arrangements and understandings under this Agreement.

SECTION 5.05. Agreement Not to Exercise Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under the Delaware General Corporation Law) to demand appraisal of any Common Stock, or similar rights, that may arise, if at all, with respect to the Merger.

ARTICLE VI

TERMINATION

SECTION 6.01. Termination. This Agreement and all rights and obligations of the parties hereunder, including the Irrevocable Proxy, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the provisions thereof prior to the Effective Time, and (iii) the date upon which Purchaser shall have purchased and paid for all of the Shares in accordance with the terms of the Offer. Nothing in this Section 6.01 shall relieve any party of liability for any willful breach of this Agreement prior to such termination. Parent and Purchaser acknowledge that, in the event of termination of the Merger Agreement prior to the acceptance for payment of any Shares tendered in the Offer, the Stockholders shall no longer have the obligation to tender, and may withdraw, their Shares.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

if to any of the Stockholders:

c/o CryoCor, Inc.

9717 Pacific Heights Blvd.

San Diego, CA 92121

Attention: President

if to Parent or Purchaser:

c/o Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: General Counsel

with a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention: Johan V. Brigham

SECTION 7.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect .. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 7.03. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the express written consent of Parent and Purchaser, on the one hand, or the applicable Stockholder, on the other hand, as applicable, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 7.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 7.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

SECTION 7.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.07.

SECTION 7.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 7.10. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

SECTION 7.11. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing duly executed by the party or parties to be bound thereby. Any such extension or waiver or shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

SECTION 7.12. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any of the other transactions contemplated by this Agreement shall have occurred, provided that the fees and expenses of Cooley Godward Kronish LLP incurred by the Company on behalf of the Stockholders associated with the negotiation and preparation of this Agreement shall be borne by the Company and shall constitute Company Expenses under the Merger Agreement.

SECTION 7.13. Adjustments.

(a) In the event of (i) any increase or decrease or other change in the Securities by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) a Stockholder becomes the beneficial owner of any additional Securities or other securities of the Company, then the terms of this Agreement, including the term “Shares” as defined herein, shall apply to the shares of capital stock and other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

(b) Each Stockholder hereby agrees to promptly notify Parent and Purchaser of the number of any new Securities acquired by such Stockholder, if any, after the date hereof.

SECTION 7.14. Legending of Common Stock. If so requested by Parent, each Stockholder agrees that any certificates representing shares of Common Stock held by such Stockholder shall bear a legend stating that it is subject to this Agreement and the voting agreement and proxy set forth herein.

SECTION 7.15. Further Assurances. Each Stockholder, Parent and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

SECTION 7.16. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Schedules” are intended to refer to Schedules to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BOSTON SCIENTIFIC SCIMED, INC.

By:	/s/ Lawrence J. Knopf
Name:	Lawrence J. Knopf
Title:	Assistant Secretary

PADRES ACQUISITION CORP.

By:	/s/ Lawrence J. Knopf
Name:	Lawrence J. Knopf
Title:	Assistant Secretary
[Signature Page to Stockholders Agreement]

STOCKHOLDER:

/s/ Edward F. Brennan
Edward F. Brennan
[Signature Page to Stockholders Agreement]

STOCKHOLDER:

/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
[Signature Page to Stockholders Agreement]

STOCKHOLDER:

/s/ Kurt C. Wheeler
Kurt C. Wheeler
[Signature Page to Stockholders Agreement]

STOCKHOLDER:

/s/ Arda M. Minocherhomjee
Arda M. Minocherhomjee
[Signature Page to Stockholders Agreement]

MPM BIOVENTURES II, L.P.

By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Kurt C. Wheeler
Name:	Kurt C. Wheeler
Title:

MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Kurt C. Wheeler
Name:	Kurt C. Wheeler
Title:

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG

By:	MPM Asset Management II, L.P., in its capacity as the Special Limited Partner
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Kurt C. Wheeler
Name:	Kurt C. Wheeler
Title:

MPM ASSET MANAGEMENT INVESTORS 2000 B LLC

By:	/s/ Kurt C. Wheeler
Name:	Kurt C. Wheeler
Title:
[Signature Page to Stockholders Agreement]

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P.

By:	William Blair Capital Management VII, L.P., its General Partner
By:	William Blair Capital Management VII, L.L.C., its General Partner

By:	/s/ Arda M. Minocherhomjee
Name:	Arda M. Minocherhomjee Managing Director

WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.

By:	William Blair Capital Management VII, L.P., its General Partner
By:	William Blair Capital Management VII, L.L.C., its General Partner

By:	/s/ Arda M. Minocherhomjee
Name:	Arda M. Minocherhomjee Managing Director
[Signature Page to Stockholders Agreement]

Schedule A

Name	Common Stock	Stock Options
Edward F. Brennan	478,408	592,902
Gregory J. Tibbitts	196,037	164,082
Kurt C. Wheeler	—	12,902
Arda M. Minocherhomjee	—	—
MPM Asset Management Investors 2000 B LLC	46,930	—
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	717,656	—
MPM BioVentures II, L.P.	224,984	—
MPM BioVentures II-QP, L.P.	2,038,512	—
William Blair Capital Partners VII, QP L.P.	1,872,801	12,902
William Blair Capital Partners VII, L.P.	72,160	—

Total	5,647,488	782,788